Message to Shareholders

Greer Bancshares Incorporated

August 13, 2009

Dear Shareholders and Friends:

Greer Bancshares Incorporated's operations for the quarter ended June 30, 2009 resulted in net income of $3,616 before TARP-related costs of $158,984, resulting in net loss attributable to common shareholders of $(155,368), or $(0.06) per diluted share. In comparing the company's operating performance within this past quarter to the second quarter of 2008, we see results impacted by a narrower net interest margin, larger loan loss provisions and a substantial increase in FDIC insurance costs, as this agency called upon its member institutions to help replenish reserves needed to cover losses associated with failed institutions. Greer State Bank expenses relating to FDIC insurance premiums and assessments amounted to $328,000 in the second quarter of 2009, as compared to $49,275 in the second quarter of 2008. While the net interest margin steadily improved over the three months, our quarterly net interest margin of 2.69% is 19 basis points less than the 2.88% net interest margin in the second quarter of 2008. Lastly, the provision for loan losses of $1,370,426 in the quarter ended June 30, 2009 was significantly greater than the $454,690 loan loss provision in the same quarter of 2008, as effects of the current recession continued to impact certain assets within the Bank's loan portfolio.

For the first six months of 2009, the company's operations generated a net loss of $(32,094), before TARP- related costs of $265,189, resulting in net loss attributable to common shareholders of $(297,283), or $(0.12) per diluted share of common stock. As you may recall, our first quarter 2009 results were also negatively impacted by necessary increases in loan loss reserves and a $311,414 write-off in the value of restricted stock held by Greer State Bank in a correspondent banking enterprise in Atlanta, Georgia which failed subsequent to March 31, 2009. Through June 30, 2009, FDIC insurance premiums paid by the Bank amounted to $406,950, which compares to premiums of $102,761 through the same period a year ago. As of June 30, 2009:

  total assets amounted to $469 million, an increase of 9.09% from June 30, 2008;

  total outstanding loans grew to $310 million, up 7.0% from the same period a year ago, and total deposits reached $287 million, up $12.4 million from June 30, 2008.

Our internal focus continues to center around managing those factors within our control, namely non-interest expenses. Through the first half of this year, annualized overhead expenses have been reduced by just over $1 million. We continue to increase our loan loss provision according to our model, in order to reserve against credit weakness stemming from our current recession. Based upon what we are currently hearing, reading and experiencing, we are optimistic that we will see some local economic conditions improving throughout the remainder of the year, and into the first half of 2010. We look for conditions within our credit portfolio to follow the same trend. But clearly, recovery of major significance will not be swift.

Our total risk based capital ratio was 11.27% as of June 30, 2009, which remains above the "well capitalized" threshold of 10%. We will continue to take necessary steps to enhance and preserve our capital position, as we move through the recovery process. We are quite anxious to return to satisfactory levels of profitability, which should occur as economic conditions improve, and translate into positive trends in loan portfolio quality metrics.

The employees of the company are to be commended for doing very good work in extraordinary times. These are conditions where cultures are tested, and deepened commitment is forged. Every team member, top to bottom, is committed to enhancing the value of our franchise through sacrifice and openness to continuous improvement.

As always, thank you for your interest in, and support of Greer Bancshares Incorporated. We welcome your comments for improving your Company and our communications with you.

Walter M. Burch Kenneth M. Harper

Chairman of the Board President & Chief Executive Officer

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Forward-looking and Cautionary Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company's operating performance is subject to various risks and uncertainties including, without limitation:

  significant increases in competitive pressure in the banking and financial services industries;

  changes in the interest rate environment which could reduce anticipated or actual margins;

  changes in political conditions or the legislative or regulatory environment;

  the level of allowance for loan losses;

  the rate of delinquencies and amounts of charge-offs;

  the rates of loan growth;

  adverse changes in asset quality and resulting credit risk-related losses and expenses;

  general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

  changes occurring in business conditions and inflation;

  changes in technology;

  changes in monetary and tax policies;

  loss of consumer confidence and economic disruptions resulting from terrorist activities;

  changes in the securities markets; and

  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.